Exhibit 10.1

Executive Officer Severance Agreement

This Executive Officer Severance Agreement (as modified, amended or restated from time to time in the manner provided herein, this "Agreement"), is dated as of August 4, 2020 (the "Effective Date"), and is by and between Fay DeVriese, an individual (the "Employee"), and SPAR Group, Inc. ("SGRP") and SPAR Marketing Force, Inc. ("SMF"). SGRP and SMF may be referred to individually and collectively as the "Employer" or the "Corporation". The Employee and the Employer may be referred to individually as a "Party" and collectively as the "Parties".

In consideration of past, present and future employment by the Employer, the mutual covenants below and other good and valuable consideration (the receipt and adequacy of which are hereby acknowledged by each Party), the Employee and Employer, intending to be legally bound, hereby agree as follows:

Section 1.     Introduction and At Will Employment. (a) SGRP Companies. SGRP, SMF, and each of SGRP's other direct and indirect subsidiaries (together with SMF and SGRP, each a "SGRP Company", and collectively, the "SGRP Companies"), are engaged in the business of (among other things) providing various business services to their clients and other customers who have engaged the Employer or another SGRP Company to perform any of those business services (each a "Client"). The SGRP Companies currently include (without limitation): SPAR Marketing Force, Inc., SPAR Assembly & Installation, Inc. SPAR Canada Company, Resource Plus, Inc., SPAR, Inc., SPAR Trademarks, Inc., SPAR Group International, Inc., and each of the other subsidiaries listed in SGRP's most recent Annual Report on form 10-K as filed with the Securities and Exchange Commission.

(b)     Introduction. The Employee and the Employer have entered into this Agreement in order to provide for the terms of the Employee's initial or continued "at will" employment with the Employer, to provide for severance payments from the Employer to the Employee under certain circumstances if the Employee leaves for Good Reason or is terminated other than in a Termination For Cause during the Protected Period (as all such terms are hereinafter defined.

(c)     Positions. Subject to any required approval by the SGRP Board and applicable SGRP Committee(s), the Employer hereby appoints or re-appoints Employee to be the Chief Financial Officer of the Employer, as well as an Officer and Executive of the Employer (as such terms are defined in SGRP's By-Laws), and the Employee will continue (while employed by the Employer) to hold such positions for the Protected Period, subject to the discretion of the Employer and its Board and the SGRP Board and applicable SGRP Committee(s). The Employee also may be a director or officer of various of the Employer's subsidiaries (as and to the extent designated and changed by the Employer, its Board or the SGRP Board from time to time in its discretion).

(d)     Indemnification and D&O Insurance. (i) The Employee, as a then current or former Officer or employee of the Employer (as the case may be), will be indemnified by the Employer in accordance with and to the maximum extent permitted by Delaware and other Applicable Law and SGRP's By-Laws (which SGRP By-Laws are intended to generally reflect the requirements of Delaware law), and will be covered by and in accordance with the terms of SGRP's D&O Policy then in effect at the applicable time. The Employee acknowledges and understands that SGRP's corporate "power" to indemnify is provided and thus limited by statute, namely Section 145 of the General Corporation Code of the State of Delaware, that other Applicable Law (including Securities Law) also may place restrictions, limits or prohibitions on indemnifying or insuring various specified acts or omissions, and that SGRP cannot do more than Applicable Law permits.

(ii)     By-Laws Provisions. During the Employee's term as an employee of the Employer and for the six (6) year period immediately following the Employee's Separation from Service, SGRP will, except for changes in or required by Applicable Law, (A) ensure that the SGRP By-Laws will contain provisions no less favorable as a whole to the Employee (as a former officer or employee of SGRP) with respect to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring prior to such Separation from Service, and (B) use commercially reasonable efforts to maintain its D&O Policy on terms substantially no less favorable as a whole than those currently in effect.

(e)     Compliance with SGRP Ethics Code and Policies and Applicable Law. The Employee acknowledges and agrees that the Employee is subject to and bound by and will comply with all of SGRP's internal accounting, financial and reporting controls and procedures, employment policies and procedures, corporate codes and policies and other SGRP Policies, including (without limitation) the SGRP Ethics Code, and all Applicable Law, including (without limitation) the US Foreign Corrupt Practices Act (or any other comparable Applicable Law of any applicable jurisdiction) and each applicable Exchange Rule and Securities Law. Current copies of the SGRP Ethics Code and certain other policies of SGRP can be reviewed or obtained on its web site (www.sparinc.com) under the Investor Relations tab and Corporate Governance sub-tab.

(f)     At Will Employment. Notwithstanding the potential severance payments and other benefits under this Agreement, the Employee acknowledges and agrees that: (i) this Agreement is not intended, and shall not be deemed or construed, to in any way (A) create or evidence any employment agreement, contract, term or period of any kind or nature or (B) contradict, limit or modify the "at will" nature of the Employee's employment; and (ii) except as otherwise expressly provided in any other written agreement of the Employer with the Employee and approved by the SGRP Board, the Employee's employment is "at will" and may be modified from time to time and terminated at any time by the Employer in its discretion, for any reason or no reason whatsoever, and without any notice or benefit of any kind (other than any benefit expressly provided under the circumstances by this Agreement).

Fay DeVriese Executive Officer Severance Agreement

(g)     Non-Duplicative Payments. The Employee and the Employer may enter or may have entered into other separate agreements. Except as specifically provided (referencing agreement name and date), this Agreement does not replace, amend or affect any other agreement between the Parties, and no other agreement shall replace, amend or affect this Agreement (unless specifically referencing this Agreement by name and date); provided, however, that the severance payments under this Agreement and any other agreement are not intended to be duplicative and the Employee is only entitled to be paid once for his Employee's Daily Compensation for the same period of time if the applicable payment periods under those agreements overlap.

(h)     Confidentiality Agreement. The Employee has entered or will enter into a Confidentiality and Non-Solicitation Agreement as contemplated by Section 3(b), below.

Section 2.     Certain Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings respectively assigned to them in the SGRP By-Laws or SGRP Ethics Code, as applicable. As used in this Agreement, the following capitalized terms and non-capitalized words and phrases shall have the meanings respectively assigned to them:

(a)     "Affiliate" of a referenced person shall mean (i) any subsidiary or parent of such person, (ii) any other person directly or indirectly controlling, controlled by or under common control with the referenced person, whether through ownership, by contract, arrangement or understanding or otherwise, which shall be presumed to exist if the referenced person has more than ten percent of the equity of, profits from or voting power respecting such other person or vice versa.

(b)    "Applicable Law" shall mean, to the extent applicable, (i) any Exchange Rules, (ii) any Securities Law, (iii) the IRC or other applicable federal or state tax law, (iv) the other applicable federal law of the United States of America, and to the extent not preempted by such federal law, by the applicable law of the State of New York, in each case other than those conflict of law rules that would defer to the substantive laws of another jurisdiction, or (v) any other federal, state, territorial, provincial, county, municipal or other governmental or quasi-governmental law, statute, ordinance, requirement or use or disposal classification or restriction; in each case (A) whether domestic or foreign, (B) including (without limitation) any and all rules and regulations promulgated under any of the foregoing and then in effect, and (C) as the same may be adopted, supplemented, modified, amended or restated from time to time or any corresponding or succeeding law or provision.

(c)     "Authorized Representative" shall mean, for the Employer or any SGRP Company for whom the Employee works, any of (i) the Board, (ii) the Chief Executive Officer or Chief Financial Officer, (iii) any other Executive , Officer or other officer of the Employer or applicable SGRP Company who directly or indirectly supervises or is responsible for the Employee or (iv) any other Representative of the Employer or applicable SGRP Company who directly or indirectly supervises or is responsible for the Employee and is authorized to do so by the Board, Chief Executive Officer or Chief Financial Officer or any other Executive or Officer of the Employer, in each case other than the Employee.

(d)    "Beneficial Owner" shall mean any person who beneficially owns (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act), securities issued by the referenced corporation or other entity, whether directly or indirectly, and whether individually, jointly with any other person(s) or otherwise.

(e)     "Board" shall mean the Board of Directors of the Employer or the applicable SGRP Company.

(f)     "Chairman" shall mean the Chairman of the Employer or applicable SGRP Company.

(g)     "Employee's Annual Compensation" shall mean the Employee's annual base compensation rate (salary, fees, etc.) in effect immediately prior to the Service Termination or, if greater, at the highest annual compensation rate in effect at any time during the two-year period preceding the Service Termination, in each case without regard for any bonus, benefit or allowance.

(h)     "Employee's Daily Compensation" shall mean the daily equivalent (i.e., 1/365th) of the Employee's Annual Compensation.

(i)     "Exchange Rules" shall mean the charter or other organizational or governance document or listing or other requirements of the applicable national securities exchange or market on which SGRP's stock is listed or quoted, currently Nasdaq, or any other applicable self-regulatory or governing body or organization, and the rules and regulations promulgated thereunder, as the same may be adopted, supplemented, modified, amended or restated from time to time or any corresponding or succeeding law or provision.

Fay DeVriese Executive Officer Severance Agreement

(j)     "Good Reason" shall mean the occurrence of any of the following events during the Protected Period if not at the Employee's written direction or with the Employee's written consent in his or her discretion:

(i)

the failure to elect or appoint, or re-elect or re-appoint, the Employee for any period within the Protected Period to, or removal or attempted removal of the Employee from, his position or positions with the Employer or applicable SGRP Company (except in connection with the proper termination of the Employee's employment by the Employer by reason of death, disability or Termination For Cause); or

(ii)

any material adverse change in the Employee's title with the Employer or employing SGRP Company or in the nature or scope of the Employee's authorities, powers, functions or duties respecting the Employer or employing SGRP Company as of the Effective Date or;

(iii)	any delay by the Employer or applicable SGRP Company for more than ten (10) business days in the payment to the Employee, when due, of any part of the Employee's compensation; or

(iv)

any material reduction in the Employee's Annual Compensation or benefits, in each case other than any reduction that applies generally to the Employer's Officers and Executives and consists of either (A) a reduction in compensation approved by a majority of all of the Employer's Officers and Executives, or (B) a reduction in benefits; or

(v)

a failure by the Employer to obtain the assumption of, and agreement to perform, this Agreement and the Employee's Offer Letter by any successor to the Employer (including any debtor-in-possession, trustee or other administrator in bankruptcy); or

(vi)

a Company-initiated change in the location at which substantially all of the Employee's duties with the Employer or applicable SGRP Company must be performed to a location more than 35 miles (measured in the shortest driving distance) from the location in which the Employee is then performing substantially all of his or her duties (excluding those duties performed on the road); or

(vii)

the Employee shall become subject to any reporting or supervisory requirements (in whole or in part) to any new or successor individual who is a current or previous SPAR Related Person or who is a SPAR Family Member, which shall be deemed to be a material diminution in the Employee's authority; or

(viii)

the Employee shall be required or refuses (in whole or in part) to make any certification or statement or take any action under any Exchange Rule, Securities Law or other Applicable Law that the Employee reasonably believes (based on the written advice of knowledgeable, reputable and independent attorneys, accountants or other applicable professionals) contains information that is misleading or incorrect in any material respect or omits any material information or violates any such rule or law in any material respect; or

(ix)

the Employee's determination (based on the written advice of knowledgeable, reputable and independent attorneys, accountants or other applicable professionals) that any SGRP Company has willfully, negligently, or repeatedly non-performed or mis-performed under, or otherwise breached or violated, any Applicable Law (in whole or in part) in any material respect, in each case except to the extent caused in any material respect by any act or omission of the Employee constituting bad faith, negligence, willful misconduct, or a violation of Applicable Law or by any isolated, insubstantial and inadvertent failure not occurring in bad faith; or

(x)

The Employer's breach or violation any of the Employer's obligations under this Agreement or any Related Document (in whole or in part) in any material respect, in each case except to the extent caused in any material respect by any act or omission of the Employee constituting bad faith, negligence, willful misconduct, or a violation of Applicable Law or for an isolated, insubstantial and inadvertent failure not occurring in bad faith.

provided, however, that Good Reason shall not be considered present unless both (A) the Employee provides written notice to the Employer or a written or oral report to the SGRP Board or applicable SGRP Committee when the Employee learns or determines, or should reasonably learn or determine, that a Good Reason condition or underlying event exists promptly, but in any event within the ninety (90) day period, following such learning or determination, and (B) the Employer does not remedy the condition within thirty (30) days after receipt of such notice (but if remedied the condition shall be considered not to have occurred and not to be a basis for a Severance Termination due to Good Reason).

(k)     "IRC" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, all as in effect at the applicable time.

(l)     "Protected Period" shall mean the period commencing on the Effective Date and continuing for so long as this Agreement shall remain in effect. The Protected Period may be terminated by the written agreement of both Parties in their discretion and the approval of the SGRP Compensation Committee in its discretion, which written agreements shall specify the end date for each action. Termination of the Protected Period shall not terminate or otherwise affect this Agreement.

(m)    "Related Document" shall mean the any written agreement between the Parties and this Agreement, including any Offer Letter from the Employer.

Fay DeVriese Executive Officer Severance Agreement

(n)     "Representative" shall mean any shareholder, partner, equity holder, member, director, officer, manager, employee, consultant, agent, attorney, accountant, financial advisor or other representative of the referenced person or any other SGRP Company, in each case other than the Employee.

(o)     "SEC Report" shall mean any Proxy Statement, Annual Report, Quarterly Report, Current Report or other statement or report filed by or respecting SGRP with the SEC.

(p)    "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any corresponding or succeeding provisions of any Applicable Law (including those of any state or foreign jurisdiction), and the rules and regulations promulgated thereunder, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

(q)    "Securities Law" shall mean the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, any "blue sky" or other applicable federal or state Securities Law, or any other comparable law of any applicable jurisdiction, as amended and any and all rules and regulations promulgated thereunder and then in effect, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

(r)     "Separation from Service" shall mean the Employee's "separation from service" in accordance with (and as defined in) IRC §409A and the regulations thereunder with respect to the Employee's employment with the Employer or applicable SGRP Company (or their respective successors, as applicable). The Employee shall be presumed to have incurred such a "separation from service" even if the Employee continues to provide bona fide services after such termination or separation to the Employer or any SGRP Company (or their respective successors, as applicable), as an independent contractor or otherwise, so long as those services in the aggregate continue at a level that is less than 50% of the average level of those bona fide services performed during the immediately preceding 36-month period (or the entire employment period with the Employer or any other SGRP Company, if less than 36 months).

(s)     "Severance Payment Date" except to the extent payment is required to be deferred for a period of six (6) months pursuant to Treas. Reg. §1.409A-3(i)(2), shall mean the first to occur of (i) the tenth business day following the Employer's receipt of the Release it required under Section 3(b) duly executed by the Employee and such Release is not later revoked by the Employee, provided that such day shall not be sooner than the first business day of the second calendar year if the required return period for such Release overlaps two calendar years, (ii) if the Employer gives the Employee notice that it will not require a Release, the tenth business day following the giving of such notice, (iii) if the Employer does not send a Release within the thirty day period required under Section 3(b), the tenth business day following the expiration of that period, or (iv) the day (or if not a business day, the immediately preceding business day) that is 2 ½ months after the date of the Severance Termination. To the extent payment is required to be deferred for a period of six (6) months pursuant to Treas. Reg. §1.409A-3(i)(2), the Severance Payment Date shall be one-hundred eighty-one (181) days following the Employee's Separation from Service.

(t)     "SGRP" shall mean SPAR Group, Inc., a Delaware corporation and the Employer under this Agreement.

(u)     "SGRP Board" shall mean the Board of Directors of SGRP.

(v)    "SGRP By-Laws" shall mean the By-Laws of SGRP, including (without limitation) the charters of the SGRP Audit Committee, SGRP Compensation Committee and the SGRP Governance Committee, as the same may have been and hereafter may be adopted, supplemented, modified, amended or restated from time to time in the manner provided therein.

(w)     "SGRP Committee" shall mean the SGRP Board's Audit Committee, the SGRP Board's Compensation Committee, the SGRP Board's Governance Committee or any other committee of the SGRP Board established from time to time, as applicable.

(x)     "SGRP Ethics Code" shall mean, collectively, the SPAR Group Code of Ethical Conduct for its Directors, Executives, Officers, Employees, Consultants and other Representatives Amended and Restated as of August 13, 2015, and SGRP's Statement of Policy Regarding Personal Securities Transactions in SGRP Stock and Non-Public Information, as amended and restated on May 1, 2004, and as further amended through March 10, 2011, as each may have been and hereafter may be unilaterally adopted, interpreted, supplemented, modified, amended, restated, replaced, suspended or cancelled in whole or in part at any time and from time to time by the SGRP Board or applicable SGRP Committee in its or their discretion, as the case may be, all without any notice to or approval from the Employee

(y)     "SGRP Policies" shall mean any and all of the SGRP's internal accounting, financial and reporting principles, controls and procedures, employment policies and procedures, and corporate codes and policies (including the SGRP Ethics Code) in effect at the applicable time(s), as each may have been and hereafter may be unilaterally adopted, interpreted, supplemented, modified, amended, restated, replaced, suspended or cancelled in whole or in part at any time and from time to time by the SGRP Board or applicable SGRP Committee or by the applicable authorized Executive(s) of SGRP (as defined in its By-Laws) in its or their discretion, as the case may be, all without any notice to or approval from the Employee.

Fay DeVriese Executive Officer Severance Agreement

(z)      "SGRP Securities" shall mean any securities issued by SGRP, whether acquired directly from SGRP, in the marketplace or otherwise.

(aa)    "SPAR Affiliate" shall mean and currently includes (without limitation) each of the Affiliates of SGRP or the Employer, including (without limitation) SPAR Administrative Services Inc., SPAR Business Services, Inc., SPAR InfoTech, Inc., SP/R, Inc., SR Services, Inc., and WR Services, Inc., and their respective Affiliates, but excluding each SGRP Company, in each case whether now existing or hereafter acquired, organized or existing.

(bb)    "SPAR Family Member" shall mean any spouse, child, stepchild, nephew, niece, parent, stepparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of any SPAR Related Person, or any of their respective spouses or descendants, wherever residing, or any person residing (other than solely as a tenant or employee) in the same household as any SPAR Related Person.

(cc)     "SPAR Group" shall mean the SGRP and all of the other SGRP Companies (including the Employer).

(dd)    "SPAR Related Person" shall mean any director, officer, partner, manager or other executive, officer or employee of, consultant or other adviser to or partner, member or joint venturer in or significant (more than 10% of its equity, profits or voting rights) owner of any SPAR Affiliate (in each case whether or not such person also is or may have been a Representative of SGRP or the Employer).

(ee)    "Termination For Cause" shall mean any termination of the Employee for any of the following reasons: (other than where the applicable events are based upon or also constitute Good Reason) (i) the Employee's willful, grossly negligent or repeated breach (whether through neglect, negligence or otherwise) in any material respect of, or the Employee's willful, grossly negligent or repeated nonperformance, misperformance or dereliction (whether through neglect, negligence or otherwise) in any material respect of any of his or her duties and responsibilities under, (A) any Related Document or other employment agreement or confidentiality agreement with the Employer or any other applicable SGRP Company, (B) the directives of the Board, the SGRP Board, any SGRP Committee or any other Authorized Representative, (C) the SGRP Ethics Code or other SGRP Policies, or (D) the Employer's policies and procedures governing his or her employment, in each case other than in connection with any absence or diminished capacity due to illness, disability or incapacity of not more than day 60 days or (if longer) as otherwise excused by (1) the policies and procedures of the Employer, (2) the terms of his or her employment, (3) the action of the Board or any Authorized Representative, or (4) Applicable Law; (ii) the gross or repeated disparagement by the Employee of the business or affairs of the Employer, any SGRP Company or any of their Representatives that in the reasonable judgment of the Employer or applicable SGRP Company has adversely affected or would be reasonably likely to adversely affect the operations or reputation of any such person; (iii) any resume, application, report or other information furnished to the Employer or any SGRP Company by or on behalf of the Employee shall be in any material respect untrue, incomplete or otherwise misleading when made or deemed made; (iv) the Employee is indicted for, charged with, admits or confesses to, pleads guilty or no contest to, adversely settles respecting or is convicted of (A) any willful dishonesty or fraud (whether or not related to the Employer or any SGRP Company), (B) any material breach of any Applicable Law, (C) any assault or other violent crime, (D) any theft, embezzlement or willful destruction by the Employee of any asset or property of the Employer, any SGRP Company or any of their respective Representatives, customers or vendors, (E) any other misdemeanor involving moral turpitude, or (F) any other felony; (vi) alcohol or drug abuse by the Employee; or (v) any other event or circumstance that constitutes cause for termination of an employee under Applicable Law and is not described in another clause of this subsection; provided, however, that Termination for Cause shall not be considered present unless both (A) the Employer provides written notice to the Employee of the existence of a Termination for Cause condition or other event described above and (B) the Employee does not remedy the condition or other event within thirty (30) days after receipt of such notice (but if SGRP's Board reasonablydetermines that such condition or other event is remedied, then the condition or other event shall be considered not to have occurred and not to be a basis for a Termination for Cause). Notwithstanding the foregoing: (1) the Employer shall have the right to suspend the Employee with pay during that remedy period if it reasonably determines that the needs of the business require it; and (2) in no event shall a condition for Termination for Cause exist based on the Employee's refusal to perform any of his duties if, based on advice of counsel, performance of such duties would violate any Applicable Law.

Section 3.     At Will Employment and Severance Termination. (a) Introduction. Notwithstanding the potential severance and other benefits under this Agreement, the Employee acknowledges and agrees that the Employee's employment is "at will" and may be modified from time to time and terminated at any time (whether during a Protected Period or otherwise) by the Employer in its discretion, for any reason or no reason, and without notice or benefit of any kind, other than any benefit expressly provided under the circumstances pursuant to this Agreement. However, without in any way contradicting, limiting or modifying the "at will" nature of the Employee's employment, if within the Protected Period the Employee's employment with the Employer or other applicable SGRP Company is terminated (i) by such employer for any reason other than the Employee's death or a Termination For Cause (as reasonably determined by SGRP's Compensation Committee), or (ii) by the Employee for Good Reason, and, in the case of any payment or benefit provided hereunder or portion thereof that is deferred compensation subject to IRC §409A, if either such termination also constitutes a Separation from Service (each of which will be referred to as a "Severance Termination"), the provisions of this Section shall apply and the benefits provided by this Section shall be in lieu of any and all other severance or similar termination benefits that might otherwise apply (which other benefits are hereby waived by the Employee in the event such Severance Termination benefits apply).

Fay DeVriese Executive Officer Severance Agreement

(b)     Release, Confidentiality Agreement and Resignations Required for Severance Benefits. As a condition precedent to the payment of any benefits under this Agreement in the event of a Severance Termination, the Employer may in its discretion require (within the 30 day period described below) the execution and delivery by the Employee of any one or more of a Release, Confidentiality Agreement and Resignation (as such terms are defined below); provided, however, that each Release, Confidentiality Agreement and Resignation shall expressly exclude and reserve, and shall not in any way affect, the Employee's rights under this Agreement and any other severance agreement and rights to indemnification (including advancement and defense) under the Employer's By-Laws and insurance policies and under applicable law. No Release, Confidentiality Agreement or Resignation shall be required unless the Employer gives (by hand or overnight delivery with a copy by email) to the Employee the requested Release, Confidentiality Agreement and/or Resignation signed by the Employer within the thirty (30) day period following the date of such Severance Termination. "Release" shall mean a mutual release agreement between the Employee and the Employer (on behalf of all of all SGRP Companies) dated and effective as of the date of the Severance Termination substantially in the same form as Exhibit A hereto. "Confidentiality Agreement" shall mean a Confidentiality and Non-Solicitation Agreement between the Employee and the Employer (with, among other things, a five year period of confidentiality and a three year period of non-solicitation following termination, but without any non-compete) dated and effective as of the date of the Severance Termination substantially in the same form as Exhibit B hereto. "Resignation" shall mean a confirmatory resignation letter from the Employee for each applicable SGRP Company (other than the Employer) dated and effective as of the date of the Severance Termination substantially in the same form as Exhibit C hereto.

(c)     Lump Sum Severance Payment; Severance Credit. (i) If a Severance Termination has occurred, then, subject to subsection (b) of this Section, the Employer shall promptly (but not later than the Severance Payment Date) pay (or cause the applicable SGRP Company to promptly pay) to the Employee severance pay in a lump sum (without interest) an amount equal to the sum of the following amounts (collectively, the "Severance Payment"):

The product of the Employee's Daily Compensation times 183 days.

(ii) Except as otherwise provided in Section 1(f), above, the Employee acknowledges and agrees that the Severance Payment is in lieu of, and acceptance by the Employee of the Severance Payment shall constitute the Employee's release of any rights of the Employee to, all other salary, bonuses, severance or other compensation that may have been payable to the Employee after or respecting the Severance Termination date (other than the Unpaid Salary or any compensation payable under any separate severance agreement between the parties (each a "Severance Agreement"), and that the "Severance Payment" under (and as defined in) the Severance Agreement shall be credited against and reduce the amount of any Severance Payment due under this Agreement under the circumstances (i.e., no double dipping). The Company acknowledges and agrees that the Severance Payment is in addition to (and not in limitation of) any and all unpaid salary and other compensation earned by and owed to the Employee for any period ending on or before the date of the Severance Termination (including any period ending on that date due to such termination) (the "Unpaid Salary").

(d)     Vacation Days. If a Severance Termination has occurred, then, subject to subsection (b) of this Section, the Employer shall promptly (but not later than the Severance Payment Date) pay (or cause the applicable SGRP Company to promptly pay) to the Employee an amount equal to his or her accrued and unused vacation days (if any), computed based on the Employee's Annual Compensation, which the Employer shall pay promptly and in accordance with the applicable policy of the Employer (or if changed during the Protected Period, in accordance with the immediately preceding applicable policy of the Employer). The Employee acknowledges that personal days and sick days are not vacation days for this or any other purpose.

(e)     Insurance. In addition, during the six-month period following the effective date of any Severance Termination, the Employee and his dependents shall continue to receive the insurance benefits received during the preceding year as well as any additional insurance benefits as may be provided to executive officers or their dependents during such period in accordance with the Employer's policies and practices. The Employee's required co-payments shall not exceed those payable by the other executive officers of the SPAR Group. In the event the Employee is eligible for and voluntarily enrolls in Medicare for any part of such six-month period and gives the Employer written notice thereof, the Employer will reimburse the Employee monthly in the same amount the Employer would have paid for the Employee's coverage under its group insurance plan. Any applicable COBRA time periods and rights shall commence to run upon the conclusion of (and not concurrently with) the provision of such insurance.

(f)     Stock Compensation Awards. If a Severance Termination has occurred, then, subject to subsection (b) of this Section, each stock compensation award granted to the Employee that has not, by its express terms, vested shall be deemed to have vested on the date of any Severance Termination, and shall thereafter be exercisable for the maximum period of time allowed for exercise thereof under the terms of such option, which period shall be determined as if the Severance Termination were a permitted retirement (irrespective of age or subsequent employment) of the Employee for the purpose of interpreting the provisions of any of the Employer's stock compensation plans or awards to the Employee; provided, however, that if payment or settlement of any such stock compensation award at such time would result in a prohibited acceleration or deferral under IRC §409A, then such award shall be paid or settled at the time the award would otherwise have been paid or settled under the applicable plan or arrangement relating to such award absent such prohibited acceleration or deferral.

Fay DeVriese Executive Officer Severance Agreement

(g)     401k. If a Severance Termination has occurred, then, subject to subsection (b) of this Section, on October 15 of the year following the year of the Severance Termination the Employer shall pay to the Employee an amount equal to the 401k matching contribution for the plan year that includes the Severance Termination in accordance with the Employer's 401(k) Plan as if the Employee had been employed for more than 1000 hours during the plan year and employed on the last day of the plan year, offset by any amounts that were actually contributed to the Employee's account in the Employer's 401k Plan as 401k matching contributions with respect to the plan year that includes the Severance Termination.

(h)     Illness not affecting Good Reason. The Employee's right to terminate employment for Good Reason during the Protected Period shall not be affected by the Employee's illness or incapacity, whether physical or mental, unless the Employer shall at the time be entitled to terminate his or her employment by reason thereof.

(i)      Parachute Payments. ''Notwithstanding any other provision of this Agreement, or any other agreement, plan, or arrangement to the contrary, if any portion of any payment or benefit under this Agreement, or under any other agreement, plan, or arrangement (in the aggregate, "Total Payments"), would constitute an "excess parachute payment" under IRC §280G, and would, but for this Section 3.(i), result in the imposition on the Employee of an excise tax under IRC §4999 (the "Excise Tax"), then the Total Payments to be made to the Employee shall either be (a) delivered in full, or (b) delivered in a reduced amount that is One Dollar ($1.00) less than the amount that would cause any portion of such Total Payments to be subject to the Excise Tax, whichever of the foregoing results in the receipt by the Employee of the greatest benefit on an after-tax basis (taking into account the Excise Tax, as well as the applicable federal, state, and local income and employment taxes, for which the Employee shall be deemed to pay at the highest marginal rate for the applicable calendar year). To the extent the foregoing reduction applies, then any such payment or benefit shall be reduced or eliminated by applying the following principles, in order: (1) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (2) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (3) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate IRC §409A, then the reduction shall be made pro rata among the payment or benefits (on the basis of the relative present value of the parachute payments). The determination of whether the Excise Tax or the foregoing reduction will apply will be made by independent tax counsel selected and paid by the Employer (which may be regular counsel of the Employer).

(j)      Company's Obligations. The Company shall (or shall cause the applicable SGRP Company to) pay to, or distribute to or for the benefit of, the Employee such amounts as are then due to the Employee under this Agreement and shall timely pay to, or distribute to or for the benefit of, the Employee in the future such amounts as become due to the Employee under this Agreement.

(k)     Extension of Benefits. Except as otherwise specified in this Section, any extension of benefits following a Severance Termination shall be deemed to be in addition to, and not in lieu of, any period for benefits continuation provided for by Applicable Law at the Employer's, the Employee's or his dependents' expense, as applicable.

(l)      Temporary Suspension of Section's Benefits. Notwithstanding any other provision of this Section, to the extent permitted under IRC §409A, in the event that the Employee's Termination For Cause is solely based on the Employee having been indicted for or charged with any one or more of the deeds described in clause (iv) of the definition of Termination For Cause and there is a bona fide dispute as to whether any such deed(s) occurred, the payments and benefits of this Section (other than those under subsections (c), (d) and (j) hereof respecting vacation pay, insurance and the like) shall be temporarily withheld until the bona fide dispute is considered settled, which settlement shall be deemed to occur at such time as either:

(i)

the first to occur of (A) the final determination by an appropriate authority (including an arbitrator) that the Employee is not guilty or is acquitted of such deed(s), (B) the Employer's written acknowledgement that the Employee is not guilty or acquitted of such deed(s) or the substantive equivalent or any settlement with the Employee to any such effect, or (C) the passage of twelve months following such termination without the good faith prosecution (criminal or civil) of the Employee for or arbitration of such deed(s) (the first of which occurs being the "Resolution Date"), in any which case the termination shall be deemed a Severance Termination and, subject to subsection (b) of this Section, the Employee shall be entitled at such time, with (where applicable) payment or commencement, as applicable, to be made within ten business days after the Resolution Date but in no event later then the end of the calendar year containing the Resolution Date, to all the benefits of this Section as of the Severance Date , plus (y) interest at the prime rate per annum on the unpaid amounts outstanding from time to time from the Severance Date through the Resolution Date (the "Resolution Period"), plus (z) an extension of the Employee's benefit periods under subsections (d) and (i) of this Section and stock compensation award exercise period(s) under subsection (e) of this Section equal to the length of the Resolution Period; provided, however, that the extension of the extension of the Employee's stock compensation award exercise period(s) under subsection (e) of this Section shall not extend the exercise period beyond the original term of each stock option (determined without regard to early termination due to cessation of employment); or

Fay DeVriese Executive Officer Severance Agreement

(ii)

the Employee admits or confesses to, pleads guilty or no contest to, adversely settles respecting or is convicted of such deed(s), in any which case the Employee shall not be entitled to any of the benefits of this Section, any salary or bonus pending such resolution, any of the benefits of subsection (c) hereof or any further payments or benefits hereunder other than benefits continuation provided for by Applicable Law.

(m)    Employee's Estate. In the event the Employee shall die after a Severance Termination (including, without limitation, during the Resolution Period), this Agreement and the benefits of this Section (if any) shall inure to the benefits of the estate, heirs and legal representatives of the deceased Employee in accordance with his or her will or Applicable Law, as the case may be.

(n)     Withholding. The Company shall be entitled to withhold from amounts to be paid to the Employee hereunder any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold; provided, that the amount so withheld shall not exceed the minimum amount required to be withheld by law. The Employer shall be entitled to rely on an opinion of the independent tax counsel selected and paid by the Employer (which may be regular counsel of the Employer) if any question as to the amount or requirement of any such withholding shall arise.

(o)     IRC §409A Override; Voluntary Early Payment. Notwithstanding anything to the contrary in this Agreement, (A) the Employer and the SGRP Companies do not warrant or guaranty compliance with IRC §409A, (B) the Employer and the SGRP Companies shall not be liable for any taxes should the Employee be assessed or otherwise become liable for any additional income tax, excise tax, penalty or interest as a result of any payment or provision of any benefit in violation of IRC §409A, (C) it is intended that any payment or benefit provided pursuant to or in connection with this Agreement that is considered to be deferred compensation subject to IRC §409A (and not exempt) shall be provided and paid in a manner, and at such time and in such form, as complies with the requirements of IRC §409A to avoid any unfavorable tax consequences, and (D) without limiting the generality of the foregoing, the following specific rules shall apply in connection therewith:

(i)	to the maximum extent permissible, any ambiguous terms of this Agreement shall be interpreted in a manner that avoids a violation of IRC §409;

(ii)

any bonus payments due hereunder that would be penalized under IRC §409A if paid later pursuant to the terms hereof shall instead be paid to the Employee by no later than 2 1/2 months after the end of the calendar year in which the Employee's rights to such bonus payments first vested for purposes of IRC §409A;

(iii)

if any deferred compensation is accelerated hereunder to an earlier payment time that would result in a prohibited acceleration under IRC §409A, then such amount shall instead be paid at the time the amount would otherwise have been paid absent such prohibited acceleration;

(iv)

subject to any applicable prohibition on acceleration of payment under IRC §409A, the Employer may, at any time and in its sole discretion, make a lump-sum payment of or all amounts, or any or all remaining amounts, due to the Employee under this Agreement;

(v)	all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits for purposes of and to the fullest extent allowed by IRC §409A;

(vi)

the payments or provision of benefits that are considered to be deferred compensation subject to IRC §409A (i.e.., not exempt) in connection with the Employee's Separation from Service shall be delayed, to the extent applicable, until six months after the separation from service, or, if earlier, the Employee's death, if the Employee is a "specified employee" under IRC §409A (the "409A Deferral Period"); payments that are otherwise due to be made in installments or periodically during the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends; payments that are due to be made in installments or periodically after the 409A Deferral Period shall be made as scheduled; any benefits that are required to be deferred under IRC §409A during the 409A Deferral Period may be provided during such period at the Employee's expense, with the Employee having a right to reimbursement from the Employer once the 409A Deferral Period ends; and payments and benefits that are due to be made or provided in installments or periodically after the 409A Deferral Period shall be made or provided as scheduled;

(vii)

if this Agreement provides for reimbursements that constitute deferred compensation for purposes of IRC §409A, in no event shall the reimbursements be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred; and

Fay DeVriese Executive Officer Severance Agreement

(viii)

if, after application of the foregoing rules and the other provisions of this Agreement (as and to the extent applicable) the Employee would still be reasonably likely to be assessed or otherwise become liable for any additional income tax, excise tax, penalty or interest as a result of any payment or provision of any benefit in violation of IRC §409A under any provision of this Agreement, then the Parties shall cooperate to correct such defects consistent with and to the extent permitted by the IRC §409A correction program(s).

Section 4.     Waivers of Notice, Etc. Each Party hereby absolutely, unconditionally, irrevocably and expressly waives forever each and all of the following: (a) delivery or acceptance and notice of any delivery or acceptance of this Agreement; (b) notice of any action taken or omitted in reliance hereon; (c) notice of any nonpayment or other event that constitutes, or with the giving of notice or the passage of time (or both) would constitute, any nonpayment, nonperformance, misrepresentation or other breach or default under this Agreement; (d) notice of any material and adverse effect, whether individually or in the aggregate, upon the assets, business, cash flow, expenses, income, liabilities, operations, properties, prospects, reputation or condition (financial or otherwise) of a Party, its Representative or any other person; and (e) any other proof, notice or demand of any kind whatsoever with respect to any or all of a Party's obligations or promptness in making any claim or demand under this Agreement.

Section 5.     Mutual Consent to Governing Law. To the greatest extent permitted by Applicable Law, this Agreement shall be governed by and construed in accordance with the federal Applicable Law of the United States of America, and to the extent not preempted by such federal Applicable Law, by the Applicable Law of the State of New York, in each case other than those conflict of law rules that would defer to the substantive laws of another jurisdiction. The preceding consents to governing law have been made by the Parties in reliance on Applicable Law, including (without limitation) Section 5-1401 of the General Obligations Law of the State of New York, as amended, as and to the extent applicable.

Section 6.     Mutual Consent to Arbitration and New York Jurisdiction, Etc. (a) Any unresolved dispute or controversy under this Agreement other than any Arbitration Exclusion shall be settled exclusively by arbitration conducted by the American Arbitration Association ("AAA") in accordance with the AAA's Commercial Arbitration Rules then in effect ("AAA Rules") and held in Westchester County, New York. However, no Party shall be required to arbitrate any Arbitration Exclusion, and any Party may pursue any Arbitration Exclusion through any action, suit, proceeding or other effort independent and irrespective of any pending or possible arbitration. "Arbitration Exclusion" shall mean any injunctive or similar equitable relief, any defense or other indemnification by the other Party, the scope or applicability of this arbitration provision, any enforcement of any arbitration or court award or judgment in any jurisdiction or any appeal of any lower court or arbitration decision sought by a Party, and at the option of such seeking Party, any damages or other applicable legal or equitable relief reasonably related to any of the forgoing exclusions. Any Party may object to any proposed arbitrator that (in its reasonable judgment) is not a disinterested unrelated third party or does not have at least a basic knowledge of merchandising businesses, accounting practices and generally accepted accounting principles. The arbitrator(s) shall determine each claim or severable part thereof in accordance with the provisions of this Agreement, shall use supportable quantifiable calculations in determining amounts, shall not add to, detract from, or modify any provision of this Agreement, and shall not "split the difference" or use other similar allocation methods. Discovery will be strictly limited to documents of the Parties specifically applicable to the claims, excluding, however, those documents protected by attorney/client, accountant or other professional or work product privilege (which have not been waived).

(b)     The Parties each hereby consents and agrees that any state or federal court sitting in White Plains, New York, each shall have non-exclusive personal jurisdiction and proper venue with respect to any unresolved dispute or controversy between the Parties under or related to this Agreement respecting any Arbitration Exclusion or other matter under this Agreement that is not subject to arbitration hereunder; provided, however, that such consent shall not deprive any Party of the right to appeal the decision of any such court to a proper appellate court located elsewhere or to voluntarily commence or join any action, suit or proceeding in any other jurisdiction having proper jurisdiction and venue.

(c)     The preceding consents to the jurisdiction and venue of such arbitrations and courts have been made by the Parties in reliance (at least in part) on Section 5-1402 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), other Applicable Law, and the rules of the AAA. No Party will raise, and each Party hereby absolutely, unconditionally, irrevocably and expressly waives forever, any objection or defense to any such jurisdiction as an inconvenient forum, or to any deference to or delay for any arbitration respecting any counterclaim or other matter relating to any Arbitration Exclusion. Except as otherwise provided in this Agreement: (i) in any arbitration, each Party shall pay its own expenses in such matter, including the fees and disbursements of its own attorneys, and half of the fees and expenses of the AAA and the arbitrator(s) costs, as applicable in each case irrespective of outcome; and (ii) in any action, suit or proceeding (other than arbitration), the predominately losing Party shall pay the costs and expenses of the predominately winning Party, including the fees and disbursements of the Parties' respective attorneys and all court costs.

Fay DeVriese Executive Officer Severance Agreement

Section 7.     Notice. Any notice, request, demand, service of process or other communication permitted or required to be given to a Party under this Agreement shall be in writing and shall be sent to the applicable Party at the address set forth on the signature page below (or at such other address as shall be designated by notice to the other Party and Persons receiving copies), effective upon actual receipt (or refusal to accept delivery) by the addressee on any business day during normal business hours or the first business day following receipt after the close of normal business hours or on any non-business day, by (a) FedEx (or other equivalent national or international overnight courier) or United States Express Mail, (b) certified, registered, priority or express United States mail, return receipt requested, (c) telecopy, or (d) messenger, by hand or any other means of actual delivery. The Employee also may use and rely on the accuracy of the address of the SGRP designated as its executive office in its most recent filing under the Securities Exchange Act as the Employer's address for notices hereunder. The Parties acknowledge and agree that such actual receipt will be presumed with, among other things, evidence of the signature by a Representative of, or adult in the same household as, the receiving Party on a return receipt, courier manifest or other courier's acknowledgment of delivery or receipt.

Section 8.     Interpretation, Headings, Etc. In this Agreement: (a) the meaning of each capitalized term or other word or phrase defined in singular form also shall apply to the plural form of such term, word or phrase, and vice versa; each singular pronoun shall be deemed to include the plural variation thereof, and vice versa; and each gender specific pronoun shall be deemed to include the neuter, masculine and feminine, in each case as the context may permit or required; (b) any bold text, italics, underlining or other emphasis, any table of contents, or any caption, section or other heading is for reference purposes only and shall not affect the meaning or interpretation of this Agreement; (c) the word "event" shall include (without limitation) any event, occurrence, circumstance, condition or state of facts; (d) this Agreement includes each schedule and exhibit hereto, all of which are hereby incorporated by reference into this Agreement, and the words "hereof", "herein" and "hereunder" and words of similar import shall refer to this Agreement (including all schedules and exhibits hereto) and the applicable statement(s) of work as a whole and not to any particular provision of any such document; (e) the words "include", "includes" and "including" (whether or not qualified by the phrase "without limitation" or the like) shall not in any way limit the generality of the provision preceding such word, preclude any other applicable item encompassed by the provision preceding such word, or be deemed or construed to do so; (f) unless the context clearly requires otherwise, the word "or" shall have both the inclusive and alternative meaning represented by the phrase "and/or"; (g) each reference to any financial or reporting control or governing document or policy of the Employee's employer shall include those of its ultimate parent, SGRP or any Nasdaq or SEC rule or other Applicable Law, whether generically or specifically, shall mean the same as then in effect; and (h) each provision of this Agreement shall be interpreted fairly as to each Party irrespective of the primary drafter of such provision.

Section 9.     Survival of Agreements, Etc. Each of the representations and warranties (as of the date(s) made or deemed made), covenants, waivers, releases and other agreements and obligations of each Party contained in this Agreement: (a) shall be absolute, irrevocable and unconditional, irrespective of (among other things) (i) the validity, legality, binding effect or enforceability of any of the other terms and provisions of this Agreement or any other agreement (if any) between the Parties, or (ii) any other act, circumstance or other event described in this Section; (b) shall survive and remain and continue in full force and effect in accordance with their respective terms and provisions following and without regard to (i) the execution and delivery of this Agreement and each other agreement (if any) between the Parties and the performance of any obligation of such Party hereunder or thereunder, (ii) any waiver, modification, amendment or restatement of any other term or provision of this Agreement or any other agreement (if any) between the Parties (except as and to the extent expressly modified by the terms and provisions of any such waiver, modification, amendment or restatement), (iii) any full, partial or non-exercise of any of the rights, powers, privileges, remedies and interests of a Party or any SGRP Company under this Agreement, any other agreement (if any) between the Parties or Applicable Law against such other Party or any other person or with respect to any obligation of such Party, which exercise or enforcement may be delayed, discontinued or otherwise not pursued or exhausted for any or no reason whatsoever, or which may be waived, omitted or otherwise not exercised or enforced (whether intentionally or otherwise), (iv) any extension, stay, moratorium or statute of limitations or similar time constraint under any Applicable Law, (v) any pledge, assignment, sale, conveyance or other transfer by the Employer (in whole or in part) to any other person of this Agreement or any other agreement (if any) between the Parties or any one or more of the rights, powers, privileges, remedies or interests of the Employer therein, (vi) any act or omission on the part of the Employer, any SGRP Company, any of their respective Representatives or any other person, (vii) any termination or other departure of the Employee from his or her employment, whether for cause or otherwise, or any dispute involving any aspect of such employment; or (viii) any other act, event, or circumstance that otherwise might constitute a legal or equitable counterclaim, defense or discharge of a contracting party, co-obligor, guarantor, pledgor or surety; in each case without notice to or further assent from the Employee or any other person (except for such notices or consents as may be expressly required to be given to such Party under this Agreement or any other agreement (if any) between the Parties); (c) shall not be subject to any defense, counterclaim, setoff, right of recoupment, abatement, reduction or other claim or determination that the Employee may have against the Employer, any SGRP Company, any of their respective Representatives or any other person; (d) shall not be diminished or qualified by the death, disability, dissolution, reorganization, insolvency, bankruptcy, custodianship or receivership of Party or any other person, or the inability of any of them to pay its debts or perform or otherwise satisfy its obligations as they become due for any reason whatsoever; and (e) with respect to any provision expressly limited to a period of time, shall remain and continue in full force and effect (i) through the specific time period(s) and (ii) thereafter with respect to events or circumstances occurring prior to the end of such time period(s).

Fay DeVriese Executive Officer Severance Agreement

Section 10.     Mutual Successors and Assigns, Assignment; Intended Beneficiaries. All representations, warranties, covenants and other agreements made by or on behalf of each Party in this Agreement shall be binding upon the heirs, successors, assigns and legal representatives of such Party and shall inure to the benefit of the heirs, successors, assigns, and legal representatives of each other Party; provided, however, that nothing herein shall be deemed to authorize or permit the Employee to assign any rights or obligations under this Agreement to any other person, and the Employee agrees to not make any such assignment. The representations, agreements and other terms and provisions of this Agreement are for the exclusive benefit of the Parties hereto, and, except as otherwise expressly provided herein, no other person shall have any right or claim against any Party by reason of any of those provisions or be entitled to enforce any of those provisions against any Party. The provisions of this Agreement are expressly intended to benefit each of the members of the SPAR Group, who may enforce any such provisions directly, irrespective of whether the Employer participates in such enforcement. However, no SGRP Company (other than the Employer) shall have, or shall be deemed or construed to have, any obligation or liability to the Employee under this Agreement or otherwise.

Section 11.     Mutual Severability. In the event that any provision of this Agreement shall be determined to be superseded, invalid, illegal or otherwise unenforceable (in whole or in part) pursuant to Applicable Law by a court or other governmental authority, the Parties agree that: (a) any such authority shall have the power, and is hereby requested by the Parties, to reduce or limit the scope or duration of such provision to the maximum permissible under Applicable Law or to delete such provision or portions thereof to the extent it deems necessary to render the balance of such Agreement enforceable; (b) such reduction, limitation or deletion shall not impair or otherwise affect the validity, legality or enforceability of the remaining provisions of this Agreement, which shall be enforced as if the unenforceable provision or portion thereof were so reduced, limited or deleted, in each case unless such reduction, limitation or deletion of the unenforceable provision or portion thereof would impair the practical realization of the principal rights and benefits of either Party hereunder; and (c) such determination and such reduction, limitation and/or deletion shall not be binding on or applied by any court or other governmental authority not otherwise bound to follow such conclusions pursuant to Applicable Law.

Section 12.    Mutual Waivers and Cumulative Rights. Any waiver or consent respecting this Agreement shall be effective only if in writing and signed by the required Parties and then only in the specific instance and for the specific purpose for which given. No waiver or consent shall be deemed (regardless of frequency given) to be a further or continuing waiver or consent. No voluntary notice to or demand on any Party in any case shall entitle such Party to any other or further notice or demand. Except as expressly provided otherwise in this Agreement, (a) no failure or delay by any Party in exercising any right, power, privilege, remedy, interest or entitlement hereunder shall deemed or construed to be a waiver thereof, (b) no single or partial exercise thereof shall preclude any other or further exercise or enforcement thereof or the exercise or enforcement of any other right, power, privilege, interest or entitlement, and (c) the rights, powers, privileges, remedies, interests and entitlements under this Agreement shall be cumulative, are not alternatives, and are not exclusive of any other right, power, privilege, remedy, interest or entitlement provided by this Agreement or Applicable Law.

Section 13.     Mutual Waiver of Jury Trial; All Waivers Intentional, Etc. In any action, suit or proceeding in any jurisdiction brought by any Party hereto against any other Party, each Party hereby absolutely, unconditionally, irrevocably and expressly waives forever trial by jury. This waiver of jury trial and each other express waiver, release, relinquishment or similar surrender of rights (however expressed) made by a Party in this Agreement has been absolutely, unconditionally, irrevocably, knowingly and intentionally made by such Party.

Section 14.     Mutual Counterparts and Amendments. This Agreement or any supplement, modification or amendment to or restatement of this Agreement may have been executed in two or more counterpart copies of the entire document or of signature pages to the document, each of which may have been executed by one or more of the signatories hereto or thereto and delivered by mail, courier, telecopy or other electronic or physical means, but all of which, when taken together, shall constitute a single agreement binding upon all of its signatories. This Agreement (i) may not be supplemented, modified, amended, restated, waived, extended, discharged, released or terminated orally, (ii) may only be supplemented, modified, amended or restated in a writing signed by all of the Parties hereto specifically referencing this Agreement, and (iii) may only be waived, extended, discharged, released or terminated in a writing signed by each Party against whom enforcement thereof may be sought.

Section 15.    Entire Agreement. Each Party acknowledges and agrees that, in entering into this Agreement and the other Related Documents, it has not directly or indirectly received or acted or relied upon any representation, warranty, promise, assurance or other agreement, understanding or information (whether written, electronic, oral, express, implied or otherwise) from or on behalf of the other Party, any of its subsidiaries or other Affiliates, or any of their respective Representatives, respecting any of the matters contained in this Agreement or any other Related Document except for those expressly set forth in this Agreement and the other Related Documents. This Agreement (including all exhibits and schedules) and the other Related Documents contain the entire agreement and understanding of the Parties and supersede and completely replace all prior and other representations, warranties, promises, assurances and other agreements, understandings and information (including, without limitation, all letters of intent, term sheets, existing agreements, offers, requests, responses and proposals and any other severance or termination arrangement or policy of the Employer), whether written, electronic, oral, express, implied or otherwise, from a Party or between them with respect to the matters contained in this Agreement and the other Related Documents, as applicable.

Fay DeVriese Executive Officer Severance Agreement

In Witness Whereof, the Parties hereto have executed and delivered this Agreement (including all schedules and exhibits hereto) through their duly authorized signatories on the dates indicated below and intend to be legally bound by this Agreement as of the Effective Date.

EMPLOYER:	EMPLOYEE:
SPAR Group, Inc., and SPAR Marketing Force, Inc.	Fay DeVriese [▲ Please Type or Print Full Name of Employee ▲]

By:
[ ▲ Officer's Signature ▲] Christiaan M. Olivier, CEO and President	[ ▲ Employee's Signature ▲ ]
Employer's Current Address:	Employee's Current Address:
1910 Opdyke Court, Auburn Hills, MI 48326	662 Kingstone Court
ATTN: Human Resources Department	Oakland, MI 48363

Dated as of: August 4, 2020_	Dated as of: August __, 2020__

Fay DeVriese Executive Officer Severance Agreement